EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-112853 and File No. 333-116418) and the Registration Statements on Form S-3 (File No. 333-114967 and File No. 333-114281) of DDi Corp. of our reports dated March 11, 2005 relating to the consolidated financial statements (Predecessor Company and Successor Company), financial statement schedule (Predecessor Company and Successor Company) and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting (Successor Company), which appear in this Form 10-K/A Amendment No. 1.

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

August 16, 2005
Orange County, California